Issuer Free Writing Prospectus
Relating to Preliminary Prospectus Dated March 21, 2007
Filed Pursuant to Rule 433
Registration No. 333-139937
April 4, 2007

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS:

PE Environmental Funding LLC (the "Issuer") has filed a Registration Statement on Form S-1, as amended (the “Registration Statement”) (File No. 333-139937), with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the Registration Statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free at 1-800-762-1860 (First Albany Capital Inc.) or 1-888-294-8898 (Loop Capital Markets, LLC).

PE ENVIRONMENTAL FUNDING LLC
PRICING TERM SHEET
$114,825,000
Senior Secured Sinking Fund Environmental Control Bonds, Series A

Syndicate:    Joint Lead Managers - First Albany Capital Inc., Loop Capital Markets, LLC.
Co-Managers - Bear, Stearns & Co. Inc., Scotia Capital (USA) Inc.

Ratings (Moody's/S&P/Fitch): Aaa/AAA/AAA.

Expected Settlement: April 11, 2007, flat.

Timing: Priced.

Tranche	Principal Amount Offered ($MM)	Weighted Average Life (years)	Final Maturity Date	No. of Sinking Fund Payments	Treasury Spread	Swap Spread	Yield	Coupon	Price to Public
A-1	$28,450,000	4	July 15, 2016	14	0.4220%	-0.0100%	4.9820%	4.9820%	100%
A-2	$25,700,000	10	July 15, 2021	11	0.5685%	0.0325%	5.2325%	5.2325%	100%
A-3	$50,700,000	16	July 15, 2028	15	0.7985%	0.1200%	5.4625%	5.4625%	100%
A-4	$9,975,000	20	July 15, 2028	3	0.8585%	0.1395%	5.5225%	5.5225%	100%

EXPECTED AMORTIZATION SCHEDULE
OUTSTANDING PRINCIPAL BALANCE PER TRANCHE

Payment Date	Tranche A-1	Tranche A-2	Tranche A-3	Tranche A-4
Closing Date	$28,450,000	$25,700,000	$50,700,000	$9,975,000
1/15/2008	$25,513,951	$25,700,000	$50,700,000	$9,975,000
7/15/2008	$23,592,838	$25,700,000	$50,700,000	$9,975,000
1/15/2009	$21,940,667	$25,700,000	$50,700,000	$9,975,000
7/15/2009	$20,074,206	$25,700,000	$50,700,000	$9,975,000
1/15/2010	$18,330,258	$25,700,000	$50,700,000	$9,975,000
7/15/2010	$16,376,928	$25,700,000	$50,700,000	$9,975,000
1/15/2011	$14,540,558	$25,700,000	$50,700,000	$9,975,000
7/15/2011	$12,493,613	$25,700,000	$50,700,000	$9,975,000
1/15/2012	$10,559,907	$25,700,000	$50,700,000	$9,975,000
7/15/2012	$8,414,835	$25,700,000	$50,700,000	$9,975,000
1/15/2013	$6,378,380	$25,700,000	$50,700,000	$9,975,000
7/15/2013	$4,128,953	$25,700,000	$50,700,000	$9,975,000
1/15/2014	$1,985,514	$25,700,000	$50,700,000	$9,975,000
7/15/2014	$0	$25,328,396	$50,700,000	$9,975,000
1/15/2015	$0	$23,071,830	$50,700,000	$9,975,000
7/15/2015	$0	$20,596,705	$50,700,000	$9,975,000
1/15/2016	$0	$18,214,958	$50,700,000	$9,975,000
7/15/2016	$0	$15,612,950	$50,700,000	$9,975,000
1/15/2017	$0	$13,100,628	$50,700,000	$9,975,000
7/15/2017	$0	$10,366,432	$50,700,000	$9,975,000
1/15/2018	$0	$7,716,144	$50,700,000	$9,975,000
7/15/2018	$0	$4,840,382	$50,700,000	$9,975,000
1/15/2019	$0	$2,045,335	$50,700,000	$9,975,000
7/15/2019	$0	$0	$49,722,719	$9,975,000
1/15/2020	$0	$0	$46,773,956	$9,975,000
7/15/2020	$0	$0	$43,590,762	$9,975,000
1/15/2021	$0	$0	$40,473,338	$9,975,000
7/15/2021	$0	$0	$37,118,146	$9,975,000
1/15/2022	$0	$0	$33,823,765	$9,975,000
7/15/2022	$0	$0	$30,288,426	$9,975,000
1/15/2023	$0	$0	$26,806,835	$9,975,000
7/15/2023	$0	$0	$23,079,164	$9,975,000
1/15/2024	$0	$0	$19,400,589	$9,975,000
7/15/2024	$0	$0	$15,472,052	$9,975,000
1/15/2025	$0	$0	$11,585,344	$9,975,000
7/15/2025	$0	$0	$7,443,426	$9,975,000
1/15/2026	$0	$0	$3,336,344	$9,975,000
7/15/2026	$0	$0	$0	$8,944,183
1/15/2027	$0	$0	$0	$4,605,265
7/15/2027	$0	$0	$0	$0

SINKING FUND SCHEDULE

Payment Date	Tranche A-1	Tranche A-2	Tranche A-3	Tranche A-4
Tranche Size	$28,450,000	$25,700,000	$50,700,000	$9,975,000
1/15/2008	$2,936,049
7/15/2008	$1,921,113
1/15/2009	$1,652,171
7/15/2009	$1,866,461
1/15/2010	$1,743,948
7/15/2010	$1,953,330
1/15/2011	$1,836,370
7/15/2011	$2,046,945
1/15/2012	$1,933,706
7/15/2012	$2,145,072
1/15/2013	$2,036,456
7/15/2013	$2,249,427
1/15/2014	$2,143,439
7/15/2014	$1,985,514	$371,604
1/15/2015		$2,256,566
7/15/2015		$2,475,125
1/15/2016		$2,381,747
7/15/2016		$2,602,008
1/15/2017		$2,512,323
7/15/2017		$2,734,196
1/15/2018		$2,650,288
7/15/2018		$2,875,762
1/15/2019		$2,795,047
7/15/2019		$2,045,335	$977,281
1/15/2020			$2,948,763
7/15/2020			$3,183,194
1/15/2021			$3,117,424
7/15/2021			$3,355,192
1/15/2022			$3,294,381
7/15/2022			$3,535,339
1/15/2023			$3,481,591
7/15/2023			$3,727,671
1/15/2024			$3,678,575
7/15/2024			$3,928,536
1/15/2025			$3,886,709
7/15/2025			$4,141,917
1/15/2026			$4,107,083
7/15/2026			$3,336,344	$1,030,817
1/15/2027				$4,338,918
7/15/2027				$4,605,265
Total Payments:	$28,450,000	$25,700,000	$50,700,000	$9,975,000